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                                                                   EXHIBIT 10.12



                              AMENDED AND RESTATED
                       INTERNET GAME DEVELOPMENT AGREEMENT


         This Internet Game Development Agreement (the "Agreement") is effective as of July 24, 2000 (the "Effective Date"), by and between Pearson Television, Inc. ("PTV Inc."), a New York corporation with its principal place of business at 1325 Avenue of the Americas, New York, New York 10019; Pearson Television Netherlands ("PTV Netherlands"), a branch of Pearson Television France EURL; Pearson Television Holdings, Inc.; Pearson Television North America, Inc.; Pearson Television Limited, and their respective subsidiaries (collectively, "Pearson"); and Uproar Inc. ("Uproar"), a Delaware corporation with its principal place of business at 240 W. 35th Street, New York, New York, formerly trading as E-Pub(Holdings) Ltd.

         WHEREAS, Uproar develops, operates and maintains interactive games on sites on the world-wide-web portion of the Internet currently located at the URL (as hereinafter defined) "www.uproar.com" (with related web pages at other
URLs); and

         WHEREAS, Pearson is the owner of certain television game shows and the rights to develop derivative works based on such game shows; and

         WHEREAS, the parties entered into an agreement dated January 12, 1999 (the "1999 Agreement") whereby Pearson licensed to Uproar the right to develop, and agreed to cooperate with Uproar to develop, Internet Versions (as hereinafter defined) of certain specified television game shows, and

         WHEREAS, the parties wish to extend the 1999 Agreement and amend certain terms thereof by entering into this Agreement, which amends and restates the provisions of the 1999 Agreement;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1 Definitions. When used in this Agreement each of the following shall have the following respective meanings:

         1.1 "Advertising" shall include but shall not be limited to sponsorships, promotions, banners (including banners that scroll along with text and banners appearing between moving streams of headlines, so called "tickers"), animated type, animated images, interactive trivia, pop-up windows, road blocks, intermercials (animated commercials), interstitials, logo placements and other relationships, materials or devices to be developed or agreed upon by the parties and used on the Site or any Affiliate web sites.

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         1.2      "Affiliate" shall mean any corporation or other business
                  entity that directly or indirectly controls, is controlled by, or is under common control with a party. Control means direct or indirect ownership of or other beneficial interest in fifty percent (50%) or more of the voting stock, other vesting interest, or income of a corporation or other business entity.

         1.3 "Uproar Production and Marketing Information" shall mean knowledge or information acquired, developed, or possessed by Uproar (with the right to disclose the same to others) at any time during the term of this Agreement, or prior thereto, which relates to (i) the development, production and marketing of the Licensed Internet Games; (ii) the integration of the Licensed Internet Games into the Site; (iii) the design, hosting and maintenance of the Site; (iv) the integration of advertising into the Site; (v) the rotation of advertising throughout the Site, electronic commerce conducted on or through the Site; (vi) the hyperlinking of the Site to other web sites; and (vii) information acquired by Pearson from Uproar pursuant to the financial and business relationships established under this Agreement, as well as any information pertaining to the marketing, advertising or sale of the Licensed Internet Games as Uproar may in its sole discretion choose to make available to Pearson.

         1.4 "Games" shall mean the following television game shows (including Game Show Formats):

                  a)       Family Feud (aka Family Fortunes) ("Family Feud")

                  b)       To Tell the Truth ("To Tell the Truth")

                  c)       Match Game (aka Blankety Blank) ("Match Game")

                  d)       100% ("100%")

         1.5 "Game Show Format" shall mean rules, procedures, "look and feel" and such other elements of the Games as Pearson shall make available to Uproar for development. The Game Show Format shall not include talent, guests, or television advertisements (except in the event that any rights to such material are explicitly granted to Uproar in writing by Pearson) and Pearson shall make reasonable efforts to include artwork, photographs, question banks from previously televised shows, scripted celebrity banter and four episodes (not for transmission via the Internet) of each Game for use in the development process.

         1.6 "Launch" shall mean making available to all users of the Site a version of a Licensed Internet Game that reasonably conforms to the Specifications and has been beta-tested and all material bugs thereby revealed have been substantially removed such that the version is intended, and is promoted, as a fully-functioning version of the Licensed Internet Game. For the avoidance of doubt, the making available of a Licensed Internet Game through the Site in a form to which access is deliberately restricted to a


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                  subset of the users of the Site is not for the purposes of this definition the making available of such Game to all users of the Site.

         1.7 "Local FF" shall mean a first-run English language television show owned, produced and/or distributed by Pearson in a local television market of any English speaking country which is based on or substantially similar to Family Feud.

         1.8 "Local FF Internet Version" shall mean an Internet Version of a Local FF.

         1.9 "Local 100%" shall mean a first-run English language television show owned, produced and/or distributed by Pearson in a local television market of any English speaking country, which is based on or substantially similar to 100%.

         1.10 "Local 100% Internet Version" shall mean an Internet Version of a Local 100%.

         1.11 "Local Match Game" shall mean a first-run English language television show owned, produced and/or distributed by Pearson in a local television market of any English speaking country, which is based on or substantially similar to Match Game.

         1.12 "Local Match Game Internet Version" shall mean an Internet Version of a Local Match Game.

         1.13 "Local Truth" shall mean a first-run English language television show owned, produced and/or distributed by Pearson in a local television market of any English speaking country, which is based on or substantially similar to To Tell the Truth

         1.14 "Local Truth Internet Version" shall mean an Internet Version of a Local Truth.

         1.15 "Licensed Internet Games" shall mean collectively the Internet Versions of the Games;

         1.16 "Internet" shall mean a global network of interconnected computer networks, each using the Transmission Control Protocol/Internet Protocol and/or such other standard network interconnection protocols as may be adopted from time to time, which is used to transmit content that is directly or indirectly delivered to a computer or other digital electronic device for display to an end-user.

         1.17 "Internet Version" shall mean, subject to Section 3.5 below, the authorized derivative work based on a Game Show Format that is a single-player or multi-player game primarily comprised of a combination of text, graphics and animation (i.e., is not merely an animated version of the television show upon which the Internet Version is based) distributed on the World Wide Web portion of the Internet through Internet Protocols (including proprietary languages of Internet service providers such as, by way of example and not by way of limitation, "Rainman") for execution on an Internet hosting server, provided however that Internet Versions shall not include:


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                  a)       stand-alone hand-held games or any other stand-alone
                           game-console platforms or CD-Roms,

                  b) enhanced or interactive television games (whether primarily text and graphics based or video based and whether intended for play along synchronously with a television programme or on a stand-alone basis) being games capable of receipt only through "Walled Garden" television services by subscribers to such services as proprietary content, and which therefore are not capable of receipt through the World Wide Web portion of the Internet, it being understood that games re-purposed for receipt from the World Wide Web portion of the Internet through a television receiver are included in the definition of Internet Version,

                  c) games distributed through WAP service or any other service primarily intended to be received through a mobile phone, Personal Digital Assistant or other wireless receiver, or

                  d) games distributed in a format that may be downloaded or copied by a recipient and played when the recipient is not connected to the Internet.

         1.18 "Licensed Marks" shall mean the trademarks and service marks that are listed on the attached Exhibit B, as well as such other indicia of origin as Pearson may from time to time designate by written notice served upon Uproar.

         1.19 "Coverage" shall mean the average quarterly percentage of United States households (as reported by Nielsen Media Research ("Nielsen")) that can receive a television show, whether via broadcast or cable transmission. Pearson shall inform Uproar from time to time and on no less than a monthly basis of the coverage levels provided by Nielsen.

         1.20 "Gross Revenue" shall mean all revenues received by Uproar that are directly related to the exploitation of the Licensed Internet Games including without limitation (i) revenue from the sale of Advertising on pages of the Site and affiliated web sites on which any of the Licensed Internet Games appear;
                  (ii) revenue from advertising linked to pages on which Licensed Internet Games appear (such as jump pages or interstitials); (iii) subscription revenues; (iv) revenues from sub-licensing or syndicating versions of the Licensed Internet Games; and (v) any commission or other revenue based on merchandise sales related to the Licensed Internet Games; but excluding advertising agency commissions. Goods or services received in barter arrangements shall not be included in Gross Revenue, provided however that Uproar shall not accept any Advertising on a barter basis for the Licensed Internet Games without the prior written approval of Pearson.


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         1.21     "Net Revenue" shall mean the Gross Revenue received by Uproar less: (i) fifteen percent (15%) format royalty (of gross revenue) payable to PTV Netherlands; (ii) site maintenance costs of $120,000.00 per annum; (iii) prizes (not to exceed the greater of $10,000.00 per month, per game or five percent (5%) of gross revenue); (iv) music and talent (including clearance) cost for rights for use in the Licensed Internet Games which have been negotiated for Uproar by Pearson; (v) direct marketing costs; (vi) question research and development (namely cost of sorting and selecting old questions and developing new questions); (vii) traffic and usage research and ratings related to the Licensed Internet Games; (viii) actual registration and filing fees (if any) related to gaming; and (ix) sales commissions of fifteen percent (15%) payable to Uproar.

         1.22     "Television Broadcast Year" shall mean the period of twelve
                  (12) consecutive months during the Term (as defined in Section 2, below) of this Agreement beginning on the launch date of any U.S. Local Television Show (as hereinafter defined), and each subsequent Television Broadcast Year to begin at the expiration of the preceding Television Broadcast Year.

         1.23 "Pearson Production and Marketing Information" shall mean knowledge or information acquired, developed, or possessed by Pearson (with the right to disclose the same to others) at any time during the Term of this Agreement, or prior thereto, which relates to the development, production and marketing and distribution of the Licensed Internet Games and such other information necessary for, or useful in, the production, development of the Licensed Internet Games, as well as any knowledge or information pertaining to the marketing, advertising, or sale of the Licensed Internet Games as Pearson, in it sole discretion, may choose to make available to Uproar.

         1.24     "Territory" shall mean the entire world.

         1.25 "UPROAR" shall mean an Uproar service mark, U.S. service mark Application Serial No. 75/370,336.

         1.26 "URL" shall mean a Universal Resource Locator (which may or may not include a domain name) used to access objects via the Internet.

         1.27 "UK Version" shall mean a version of a Licensed Internet Game designed to tie into the version of the Game that is broadcast in the United Kingdom or is otherwise tailored for the United Kingdom market.

         1.28 "US Version" shall mean a version of a Licensed Internet Game designed to tie into the version of the Game that is broadcast in the USA or is otherwise tailored for the US market.


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         1.29     "U.S. Local Television Show" shall mean a syndicated first-run
                  English language television show created, produced and/or distributed by Pearson in U.S. television markets, which is based on or substantially similar to Family Feud, To Tell the Truth, 100% or Match Game.

         1.30 "Best Internet Games" shall have the meaning ascribed thereto in Section 5.2 below.

         1.31 "Guaranteed Minimum" for a given year and/or Game shall mean the amount specified in Section 14.3 as the payment Uproar guarantees to PTV Netherlands for such year and/or Game.

         1.32 "Pearson Income", in respect of a Game, shall mean, collectively, the royalty payable in respect of the Internet Versions of such Game pursuant to Section 14.1 below and the share of Net Revenues in respect of the Internet Versions of such Game pursuant to Section 14.2 below.

         1.33 "Year" shall mean, as the context requires, the First Year, the Second Year, the Third Year, the Fourth Year or the Fifth Year, as such terms are defined in Section 14.3 below.

         1.34 "Site" shall mean the Uproar web site the home page of which is located at the URL www.uproar.com, and all linked and related Uproar web pages.

2 Term. This Agreement shall be effective on the date of execution, and shall continue until 30th June 2005, subject to Section 14.3(h) below.

3        Grant.

         3.1 License. PTV Netherlands hereby grants to Uproar and its Affiliates (the "Uproar Grantees"), during the Term of this Agreement, and subject to the provisions hereof, the sole and exclusive worldwide right and license to create, produce, copy, use, perform, display and transmit (via the Internet) the English language Internet Versions of the Games, and to use the Licensed Marks with respect to the creation, production, performance and display of the English language version of the Licensed Internet Games, but only so long as such Licensed Internet Games are made available on the world wide web portion of the Internet and produced in accordance with this Agreement.

         3.2 Launch Schedule. It is understood and agreed that Uproar shall launch the Licensed Internet Games in accordance with the schedule set forth on Exhibit A, it being acknowledged that the US Versions of Family Feud and 100% have been launched prior to this Agreement. Without limiting any other remedy that may be available to Pearson, Section 14.3(g) below sets out certain rights that will be available to Pearson in the event that certain Licensed Internet Games are not launched by the dates


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                  specified in Exhibit A. Further in the event that:

                  a) the multi-player US Version of To Tell the Truth has not been launched by 1st January 2001, Pearson may by giving written notice to Uproar to such effect, obtain immediate reversion of all rights granted to Uproar in respect of To Tell the Truth, and Uproar shall be relieved of its obligation to pay the Guaranteed Minimum for such Game under Section 14.3 below;

                  b) any of the multi-player US Versions and UK Versions of the Games has not been launched by 31st March 2001, Pearson may by giving written notice to Uproar to such effect, obtain immediate reversion:

                           i) in the event that it is the US Version of a Game that has not been launched, of all rights granted hereunder to Uproar in respect of such Game, and Uproar shall be relieved of its obligation to pay the Guaranteed Minimum for such Game under
                                    Section 14.3 below, and

                           ii) in the event that it is only the UK Version of a Game that has not been launched, of all rights granted hereunder to Uproar in respect of such UK Version, and Uproar shall not be relieved of its obligation to pay the Guaranteed Minimum for such Game under
                                    Section 14.3 below.

         3.3 Removal of Games. In the event that any multi-player US Version or UK Versions of any of the Games is not available on the Site, once it has been launched, (i) for any period of 30 consecutive days during the Term, or (ii) for an aggregate of 90 days in any 12 month period during the Term, then without limiting any other rights or remedies that may be available to Pearson, Pearson may by giving written notice to Uproar to such effect, obtain immediate reversion:

                  a) in the event that it is the US Version of a Game that has been unavailable, of all rights granted hereunder to Uproar in respect of such Game, and Uproar shall be relieved of its obligation to pay the Guaranteed Minimum for such Game under Section 14.3 below, and

                  b) in the event that it is only the UK Version that has been unavailable, of all rights granted hereunder to Uproar in respect of such UK Version, and Uproar shall not be relieved of its obligation to pay the Guaranteed Minimum for such Game under Section 14.3 below.

         3.4 Reversion of Rights in Password. Uproar acknowledges and agrees that all rights granted to it in respect of a certain television game show known as 'Password' under the 1999 Agreement hereby reverts to Pearson, and that Uproar shall consequently have no further interest in such game or any rights relating to such game.


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         3.5      Reservation of Rights Pearson reserves to itself rights in the formats not explicitly granted to Uproar hereunder including without limitation all television (subject to Section 1.17 above), video, non-theatric, video-on-demand and near-video-on-demand, and all on-line rights other than those granted above, including without limitation the right to promote other versions of the format on-line whether on the Internet or otherwise, and to transmit video and/or audio versions of the format on line. Without limiting the foregoing, Pearson further reserves the right:

                  a) to feature the Games and the Game Show Formats (but not Internet Versions) on Pearson web sites and on appropriate broadcaster sites, and

                  b) to license members of the general public who have acquired stand-alone hand-held games or other stand-alone game-console or CD-Rom games based on the MatchGame Game Show Format to compete against each other contemporaneously on a 'peer-to-peer' basis in playing such games through the medium of the Internet.

         3.6 Additional Materials from the Games. In the event that Uproar wishes to incorporate in the Internet Versions music, sound clips, still photographs, pictures of the host or any other material derived from a local television version of a Game, Pearson shall provide Uproar with access to such material without cost, unless Pearson does not have rights to such material in which case Uproar shall request Pearson to negotiate on its behalf access to such material. Pearson agrees to use reasonable endeavours to secure access to such material for Uproar; however, Pearson cannot provide any assurance that such access will be granted by third parties. The cost of such access to and use of the third-party material shall be paid by Uproar, including without limitation any residuals, reuse fees and other costs payable to talent, composers and music publishers, provided that Pearson shall not conclude a deal to give Uproar access to such material unless Uproar has first approved in writing of the terms of such deal. Uproar shall not use any such material unless it has first acquired the right do so as aforesaid.

         3.7 Existing Enhanced Television Games. Notwithstanding anything contained in this Agreement, Pearson agrees that Uproar shall be entitled to continue until 30th September 2001 exploitation of interactive television versions of Family Fortunes on cable television systems in the United Kingdom, and any income derived therefrom shall be accounted for as if it were income from an Internet Version.

         3.8 Receipt of Internet Games Through the Television. In the event that Uproar wishes to do a marketing or distribution deal with an interactive television service, whereby the interactive television service would provide a prominent link to one of the Licensed Internet Games on the electronic programming guide or Internet home page or portal of such interactive television service that is received through the television screen, Uproar must first obtain Pearson's written approval.


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         3.9      Release of Licensed Internet Games Outside UK and US. In the
                  event that Uproar has not launched a version of a Licensed Internet Game designed to tie into the version of the Game that is broadcast in a predominantly English speaking territory other than the US and UK within two years of:

                  a)       the date of this Agreement or, if later,

                  b) the date on which Pearson gives Uproar notice of the first terrestrial transmission of the local version of the Game in such territory,

                  then Pearson shall be entitled by giving written notice to Uproar to such effect to immediately revert the rights granted hereunder to Uproar in such Game for such territory.

4 Communication of Production and Marketing Information. Beginning upon the Effective Date of this Agreement, each party shall furnish, and from time to time shall continue to furnish upon request, such Production and Marketing Information (as defined in Sections 1.3 and 1.23) in its discretion, may deem reasonably necessary or useful in view of the state of the development of the business and nature and extent of the markets related to the Licensed Internet Games. In this regard, Pearson agrees to use reasonable efforts to obtain and secure for Uproar the right to use, reuse, perform, display and transmit over the Internet (with respect to the Licensed Internet Games), questions previously used in televised episodes of Family Feud, To Tell the Truth, 100% and Match Game; provided that Uproar shall pay any costs associated with such use of previously televised questions (such costs to be deducted from Gross Revenue pursuant to Section 1.20 of this Agreement). Pearson shall make reasonable efforts to supply such Production and Marketing Information in the form reasonably requested by Uproar to enable Uproar to create, produce, host, serve and market the Licensed Internet Games on the Internet as well as sell Advertising related to said Licensed Internet Games throughout the Territory during the Term of this Agreement. Without limiting the foregoing, Uproar shall send to Pearson monthly reports no later than 30 days following the last day of each month detailing the traffic to each of the Internet Versions for the said month and advertising revenue generated. The reports shall detail, at least, total ad impressions, total unique users (to the extent that Uproar collects such data) and implied cost-per-thousand advertising rates.

5        Licensed Internet Game Development and Uproar Content.

         5.1 Pearson Participation. Uproar shall make reasonable efforts to include Pearson in all major aspects (including, without limitation, all business, design, editorial, and artistic processes) related to the development of the Internet Versions of the Games. Uproar shall make reasonable efforts to notify Pearson in writing or by e-mail of all major meetings, tests, and decisions related to the development process and to include at least one Pearson employee (to be designated by Pearson) in all major meetings and discussions of the business or creative development and maintenance of the Licensed Internet Games and shall provide Pearson with the option of participating in (and


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                  provide any non-confidential information which Pearson may reasonably request related to) the process of developing and marketing the Site, provided however that all written approvals of Preliminary Representations or Descriptions granted pursuant to Section 5.4 shall be deemed final. Pearson shall, however, retain the right, upon reasonable advance notice to Uproar, to require changes or replacements for any content or editorial elements of the Licensed Internet Games that Pearson reasonably determines may devalue, degrade or diminish the value of the Game Show Formats.

         5.2 The Web Pages. Each local Licensed Internet Game will include a multi-player game that is updated weekly, chat, e-mail, banners and click through advertisements, the number, size, placement and content of which must be approved in writing in advance by Pearson. In addition, each local Licensed Internet Game will include a prominently displayed link to a URL nominated by Pearson on which Pearson is maintaining a promotional website for the local television show corresponding to the relevant local Licensed Internet Game, such links to be put in place within 30 days of Pearson notifying Uproar of the relevant URL address. Uproar shall use reasonable efforts to develop and maintain customized web pages for the Licensed Internet Games that reasonably meet or exceed the performance, technical and design standards of Uproar's best Internet games as agreed upon by the parties (the "Best Internet Games"), but in any case that at least meet such standards achieved for the multi-player US Version of Family Feud. Said Web Pages will include the Licensed Marks, and such other content as agreed to by the parties hereto (the "Web Pages").

         5.3 Specifications. Uproar shall develop and submit to Pearson specific and detailed preliminary representations of the Web Pages that will achieve the business requirements described in Paragraph 5.2 above ("Preliminary Representations") in sufficient time to enable Uproar to meet the launch timetable set forth in Exhibit A hereto. Such Preliminary Representations shall comprise text descriptions of approximately one paragraph describing the content, questions, tone and highlights of the Licensed Internet Games. Once Pearson approves the Preliminary Representations, Uproar shall prepare detailed descriptions ("Descriptions") for each of the Licensed Internet Games. The Descriptions shall specify interactive and multimedia components, graphic elements and content of each Web Page, as well as, overall structure and hierarchy. Once Pearson or its representative approves the Descriptions in writing, the Descriptions shall become the approved specifications for the Licensed Internet Games (the "Specifications").

         5.4 Acceptance. If Uproar has not been notified by Pearson in writing of an adverse examination of either the Preliminary Representations or Descriptions, within thirty (30) days after receipt by Pearson of the same, such Preliminary Representation and/or Description shall be deemed accepted by Pearson. In the event that Pearson rejects the Preliminary Representations or Descriptions, Uproar shall submit revised Preliminary Representations or Descriptions for Pearson's review within twenty-one (21) days of receipt of notice of such rejection. The process of review and revision shall continue until Pearson has approved the Preliminary Representations or


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                  Descriptions in writing. Once the Preliminary Representations or Descriptions have been approved by Pearson in writing, they shall be deemed accepted and final.

         5.5      Testing.

                  a) Technical Testing. Uproar shall conduct beta testing for each Web Page to assure that each Web Page reasonably conforms to the Specifications. Uproar shall submit to Pearson in sufficient time to enable Uproar to meet the launch timetable set forth in Exhibit A, such digitized version(s) of the Web Pages as described in the Specifications. Uproar shall, at its sole cost, correct any Defect in any Web Page reasonably identified by Pearson in writing within forty-eight (48) hours after Uproar's delivery of the same. "Defect(s)," for purposes of this Agreement, means material non-compliance with the Specifications. Once Pearson approves the digitized version, or modified digitized version, as the case may be, Uproar shall assemble the Web Pages into the Licensed Internet Games in a manner that conforms in all material respects to the Specifications.

                  b) Market Testing. Uproar shall make reasonable efforts to conduct such pre-launch market testing as the parties may reasonably deem appropriate for each of the Licensed Internet Games.

         5.6 Support. During the Term, Uproar will provide technical support to maintain the Web Pages of the same quality and frequency as provided by Uproar to maintain Uproar's Best Internet Games as defined in Section 5.2 above distributed by Uproar on the Site. Such support shall include e-mail support for Users and a designated contact person for Pearson in the event that Pearson is contacted by Users or in some way becomes aware of any problems with the Licensed Internet Games.

         5.7 Residence. The Licensed Internet Games shall reside on Uproar servers that shall be maintained and operated by Uproar in accordance with standards to be set forth on Exhibit C.

         5.8 Creative Approval. Pearson shall retain the full right to reasonably approve the creative and design aspects of the Licensed Internet Games. As used in this Agreement, "Creative Approval" means all rights of final approval over all aspects of the look, feel, sound and appearance of the Licensed Internet Games as it relates to the user's experience of the Format. Pearson shall have the right to veto any changes in design or implementation of the Licensed Games that Pearson determines, in its sole discretion may devalue or negatively affect general perceptions of the Game Show Formats or the Licensed Marks.

         5.9      Material Deemed Objectionable by Pearson.

                  a) In the event that Pearson finds offensive or objectionable any game or other material on the Site or on any web site to which Uproar links, Pearson shall notify

                  Uproar senior management. If Uproar shall concur, then Uproar shall use reasonable efforts to modify or remove such material or links.

         b) In the event that Uproar does not agree to modify or remove such material or links from Uproar, Pearson may request that the Uproar Board of Directors vote on whether such material or links are objectionable and should be removed. The parties agree to accept and abide by the decision of the Board of Directors.

         c) In the event that Uproar develops or acquires a new web site or other property that Pearson reasonably believes is likely to damage, devalue or negatively affect the Pearson name because such property contains, promotes or is associated with content deemed by Pearson to be objectionable, Pearson shall notify Uproar senior management and request that Uproar change or divest itself of such property.

         d) In the event that Uproar does not accept or agree that the material or property complained of by Pearson is likely to damage, devalue or negatively affect the Pearson name, the parties shall submit the issue to arbitration under the auspices and according to the rules of the American Arbitration Association (AAA), the cost of such arbitration to be borne by Pearson.

         e) In the event that the arbitrator(s) decide that the material or property complained of by Pearson is damaging to or is likely to damage, devalue or negatively affect the Pearson name, Pearson shall be released from the provisions of Sections 16.3 (c) - (e), and shall have the right to divest itself immediately of all of the Shares.

6 Marketing and Advertising Material.

6.1 Approval. Uproar shall submit to Pearson, for approval in the manner which Pearson shall direct, all advertising, and other material on which the Licensed Marks appear, or are intended to be used in relation to the Licensed Internet Games. Pearson agrees to examine such material as promptly as feasible. If Uproar has not been notified in writing by Pearson of an adverse examination within thirty (30) days after dispatch of the material to Pearson, such material shall be deemed satisfactory (for purposes of this subparagraph "dispatch" shall mean facsimile delivery, overnight courier delivery or mailed - air mail, postage prepaid). Should Pearson ever notify Uproar that any of the material is unacceptable, Uproar shall replace or amend to the satisfaction of Pearson such material not approved by Pearson. Without detracting from the generality of the foregoing, the marketing legends for use in association with the Licensed Internet Games which Pearson considers appropriate in the circumstances would read: "Produced and Distributed under License from Pearson Television" and on each Web
         Page: "Uproar in association with Pearson TV," along with the U.S. Local Television Show logos or Pearson television logos.

6.2 Other Marks. Other than Uproar's service mark UPROAR, and the Licensed Marks, Uproar shall not use any other service mark or trademark on or in association with the

         Licensed Internet Games, and shall not use the Licensed Marks in any medium other than the Internet without the prior written approval of Pearson on or in connection with any other goods or service other than the Licensed Internet Games. Uproar specifically agrees not to produce, or distribute, directly or indirectly, any other game, whose trademark, service mark, trade name, URL or other designation is confusingly similar to the Licensed Marks. The use of the Licensed Marks by Uproar shall be exclusive in respect to English Language Internet Games in the Territory.

7 Licensed Marks.

7.1 Recognition of Pearson's Rights. Uproar recognizes Pearson's ownership of the Licensed Marks and the validity of Pearson's registrations thereof or applications therefor in the Territory and Uproar will not dispute or put at issue such ownership or validity. Uproar shall not at any time apply for or obtain the registration of any Licensed Mark or any URL containing, or confusingly similar to, the names of the Games in any country or do or suffer to be done any act or thing which might in any way impair the rights of Pearson in and to the Licensed Marks, and shall not claim any right or interest in the Licensed Marks, except as such rights as are expressly granted herein. SEEMS OK

7.2 Impairment of Licensed Marks. Uproar hereby covenants that it will not directly or indirectly undertake any action anywhere which in any manner might infringe, or impair the validity, scope, or title of Pearson in the Licensed Marks, or any of them, or in any other trademarks, service marks or URLs which may be owned by Pearson at any time during the Term, and Uproar agrees to cease using the Licensed Marks immediately upon expiration or termination of this Agreement.

7.3 Protection of Licensed Marks. Pearson reserves the right to prosecute and defend, at its own expense, all suits involving any of the Licensed Marks and to take any action or proceedings that it deems desirable for the protection thereof; and at Pearson's discretion may do so in its own name or in the name of Uproar, or in the joint names of Pearson and Uproar, and Uproar shall claim no rights against Pearson as the result of any such action. Uproar agrees to notify Pearson promptly of any infringement of the Licensed Marks or of any pending or threatened litigation involving such Licensed Marks. Uproar shall fully cooperate in any such litigation if requested by Pearson to do so, provided however that Pearson shall pay Uproar's reasonable attorney's fees and out-of-pocket expenses associated with such litigation. Uproar further agrees that this license is personal to Uproar and shall not be assigned or otherwise transferred by Uproar without the prior written consent of Pearson.

8 Covenants of Pearson.

8.1 Promotion of www.uproar.com on Pearson Games. PTV Inc. agrees to advertise and promote in the United States the Licensed Internet Games in accordance with the following provisions and all applicable laws and regulations. For the period until

         September 30, 2001 and provided that Uproar is launching the Licensed Internet Games in accordance with the schedule set forth on Exhibit A, this marketing campaign shall include:

         a) Reasonable efforts to mention the URL www.uproar.com by a host or in a voice-over at the close of each United States Local FF, and United States Local Truth;

         b) Inclusion of www.uproar.com in the closing credits of each United States Local FF and United States Local Truth;

         c) Inclusion of www.uproar.com in all Major Press Advertising relating to each United States Local FF and United States Local Truth (as used herein, Major Press Advertising shall mean any print advertising of 1/8 page or larger);

         d) Inclusion of www.uproar.com in all written sales material, press kits, media guides, and sales and demonstration tapes for each United States Local FF and United States Local Truth;

         e) Reasonable efforts to include in each United States Local FF and United States Local Truth, where possible, Uproar prizes, or sponsorship to include prizes related to Uproar; and

         f) Inclusion of a ten (10) second commercial message promoting the URL www.uproar.com and referring to the name of the US Version of Family Feud and the US Version of To Tell the Truth at the end of each United States Local FF and United States Local Truth, such message to be produced by Uproar at its sole cost, consistent with PTV Inc.'s technical and production standards, and in consultation with PTV Inc.

9 Intentionally Deleted.

10 Uproar's Warranties. Uproar hereby warrants and covenants to Pearson as follows:

10.1 Warranty of Performance. The Licensed Internet Games (and each individual Web Page) will be free from material reproducible programming errors and from material defects in workmanship and materials, and will operate in material conformity with the performance capabilities and business requirements described in the Specifications. If any material non-conformities or material programming errors are discovered, Uproar shall promptly remedy them at no expense to Pearson. The Licensed Internet Games shall be designed for use by individuals with limited or general understanding of the Internet. Uproar shall use reasonable efforts to develop and maintain the Internet Games in a high quality so that the performance of the Internet Games meets or exceeds the performance of the Best Internet Games developed by Uproar for the Site. Uproar shall use reasonable efforts to ensure that the design and look and feel of the Licensed Internet Games shall be distinctive and that there are as many versions of the Licensed Internet Games available (rotated as frequently) as for its Best Internet Games on the Site. Uproar shall make reasonable efforts to make the look and feel of the Licensed Internet Games distinctive and shall not use any editorial or design elements which are specific to the Licensed Internet Games on other games it develops or uses on the Site or any other Internet Site without the prior written approval of Pearson.

10.2 Warranty of Title. Except for the Licensed Marks and materials provided by Pearson for use in connection with the Licensed Internet Games (the "Pearson Materials"), Uproar's trademarks, service marks, URL's, software and all other materials used by Uproar in connection with the Licensed Internet Games (the "Uproar Materials"), shall not infringe upon the intellectual property rights of any third party, including without limitation, claims of copyright infringement, trademark infringement, false designation of origin, disparagement, violation of patent or shop rights, piracy or plagiarism. Uproar warrants that it owns or has the full right and authority to use all materials used on the Site.

10.3 Warranty Against Disablement. No portion of the Licensed Internet Games licensed hereunder will contain any protection feature designed to prevent its use. This includes, without limitation, any computer virus, worm, software lock, drop dead device, Trojan horse routine, trap door, Uproar bomb or any other codes or instructions that may be used to access, modify, delete, damage or disable same once uploaded to any computer system.

10.4 Warranty of Expertise. Uproar represents and warrants that it has the technical and production knowledge necessary to provide, and will provide, services required for the creation, production, and distribution in connection with the Licensed Internet Games as contemplated herein. In connection therewith, all of the services to be performed by Uproar hereunder will be rendered using sound, professional practices, and in a competent and professional manner, by knowledgeable, trained and qualified personnel. Uproar acknowledges that Pearson is relying upon the skill and expertise of Uproar for the development, integration, maintenance and marketing of the Licensed Internet Games.

10.5 Warranty of Millennium Compliance. Uproar represents and warrants that all Software supplied by Uproar or obtained by Uproar from a third-party vendor and used in connection with the Licensed Internet Games on the Site shall be Millennium Compliant. As used herein, "Millennium Compliant" means that it can provide all of the following functions:

         a) handle date information before, during, and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing calculations on dates or portions of dates;

         b) function accurately and without interruption before, during, and after January 1, 2000, without any change in operations associated with the advent of the new century;

         c) respond to two-digit year-date input in a way that resolves the ambiguity as to century in a disclosed, defined, and predetermined manner; and

         d) store and provide output of date information in ways that are unambiguous as to century.

10.6 Corporate Authority. Uproar has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms hereof.

10.7 No Conflicts. There are no undisclosed liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings that might materially conflict or interfere with, limit, or be inconsistent with or otherwise affect any of the provisions of the Agreement or the enjoyment by Pearson of any rights in the Licensed Internet Games or any elements thereof.

10.8 Technology Update. During the Term of this Agreement, Uproar shall, at no additional cost to Pearson, make reasonable efforts to ensure that the Server, the Web Site and the Licensed Internet Games are maintained so as to be compatible with, and accessible to, Users using the then-current developments, versions and updates of Internet-related technology, within a reasonable time after such technology becomes commercially available. Without limitation of the foregoing, Uproar agrees that at all times during the Term of this Agreement, and at no extra cost to Pearson, the Licensed Internet Games will be compliant with the most recent HTML specifications used on its Best Internet Games.

10.9 New Technology. If during the Term Uproar plans to replace, enhance, upgrade or otherwise modify the software or technology used to produce, maintain, host or deliver any Internet Version of any game produced for the Site in conjunction with any third party ("New Technology"), Uproar shall make reasonable efforts to make such New Technology available for use in the Licensed Internet Games at the same time that such New Technology is used in any other Internet Version of any Uproar game.

11 Pearson's Warranties. Pearson hereby warrants and covenants to Uproar as follows:

11.1 Licensed Pearson Materials. The use by Uproar of such PTV Netherlands Licensed Marks in any English-speaking country in the manner contemplated by this Agreement shall not infringe upon any copyright, trademark, patent, trade secret or other proprietary right. Pearson warrants that it owns or has the full right and authority to use and license the Licensed Marks and the Game Show Formats.

11.2 License of Pearson Content. The use of the Game Show Format, the Pearson Materials, and/or use of any question by Uproar as content provided by Pearson hereunder used by Uproar in the manner contemplated by this Agreement, shall not infringe upon any copyright, patent, trade secret, trademark, right of publicity, or privacy or other proprietary right.

11.3 Corporate Authority. Pearson has the full right, power, legal capacity and authority to enter into this Agreement and to carry out the terms hereof. Pearson Television Holdings, Inc., Pearson Television North America, Inc., and Pearson Television Limited each agrees that where any obligation to be undertaken hereunder is to be undertaken by one of its subsidiaries, that it will ensure that such subsidiary undertakes such obligation.

11.4 No Conflicts. There are no undisclosed liens, claims, encumbrances, legal proceedings, restrictions, agreements or understandings that might materially conflict or interfere with, limit, or be inconsistent with or otherwise affect any of the provisions of this Agreement or the enjoyment by Uproar of any of the rights granted to Uproar by Pearson hereunder.

11.5 Warranted Marks. Pearson is the owner of the marks set forth on Exhibit B (the "Warranted Marks"), together with the goodwill of the business connected with the use of and symbolized by the registrations or applications therefor. Such Warranted Marks and the registrations or applications therefor exist and are subsisting and have not been abandoned, and to the best of Pearson's knowledge no other firm, corporation, association or person has the right to use such Warranted Marks in any English-speaking country either in identical form thereof or in such near resemblance thereto as to be likely, when used on or in association with the licensed Internet Versions of the Games, to cause confusion or to cause mistake or to deceive.

12 Advertising and Promotion.

12.1 Volume of Sales. Uproar agrees to expend its best efforts to achieve a large and increasing volume of sales of Advertising on the Licensed Internet Games in the Territory.

12.2 Promotion. Uproar shall promote each of the Licensed Internet Games on the Site via buttons and text links at least as often and as prominently as Uproar promotes any other game. Uproar shall make reasonable efforts to place Game Logos on the home page of the Site. Uproar shall not incur any expenses relating to the marketing, promotion, or advertising of the Licensed Internet Games for which Pearson shall in any way be responsible, except where specific prior permission, in writing, shall have been received from Pearson in each instance.

12.3 Production. Uproar shall produce and distribute the Licensed Internet Games in an ethical manner and with good taste. The production and distribution of the Licensed

         Internet Games will reasonably comply with local community standards of good taste and decency in all communities from which the Licensed Internet Games may be accessed, with all applicable national and local laws, rules and regulations in the Territory.

13 Advertising. Uproar shall use its best efforts to sell Advertising on each and every local Licensed Internet Game.

13.1 Net Revenue Split. The Net Revenue shall be split fifty percent (50%) for Uproar and fifty percent (50%) for PTV Netherlands.

13.2     Intentionally Deleted

13.3     Intentionally Deleted.

14 Payments.

14.1 Format Royalty. No later than thirty (30) days after each calendar quarter, Uproar shall pay to PTV Netherlands fifteen percent (15%) of Gross Revenues (less any taxes that Uproar may be legally required to withhold) as a royalty for the rights and license to use the Game Show Formats.

14.2 Net Revenues. No later than thirty (30) days after each calendar quarter, Uproar shall pay PTV Netherlands its share (as set forth in Section 13) of any Net Revenues received by Uproar (less any taxes that Uproar may be legally required to withhold) during such calendar quarter.

14.3     Guaranteed Minimum.

         a) In relation to the period from 1 July 2000 until 30 June 2001 (the "First Year") Uproar hereby guarantees payment to PTV Netherlands, subject to Section 14.3(g) below, of a minimum of:

                  i) Pearson Income of $200,000 in respect of Family Feud, and

                  ii) Pearson Income of $150,000 in respect of To Tell the Truth, and

                  iii)     Pearson Income of $200,000 in respect of 100%, and

                  iv)      Pearson Income of $150,000 in respect of Match Game

                  provided that Uproar shall be entitled to cross-collateralise (i.e. apply) Pearson Income received in relation to any Game in excess of the Guaranteed Minimum for such Game for the First Year against unrecouped Guaranteed Minimum for the

                  First Year for any other Game or Games.

         b) In relation to the period from 1 July 2001 until 30 June 2002 (the "Second Year") Uproar hereby guarantees payment to PTV Netherlands of a minimum of:

                  i) Pearson Income of $200,000 in respect of Family Feud, and

                  ii) Pearson Income of $200,000 in respect of To Tell the Truth, and

                  iii)     Pearson Income of $200,000 in respect of 100%, and

                  iv)      Pearson Income of $200,000 in respect of Match Game

                  provided that Uproar shall be entitled to cross-collateralise Pearson Income received in relation to any Game in excess of the Guaranteed Minimum for such Game for the Second Year against unrecouped Guaranteed Minimum for the Second Year for any other Game or Games.

         c) In relation to the period from 1 July 2002 until 30 June 2003 (the "Third Year") Uproar hereby guarantees payment to PTV Netherlands, subject to Section 14.3(h) below, without any cross-collateralisation, of a minimum of:

                  i) Pearson Income of $300,000 in respect of Family Feud, and

                  ii) Pearson Income of $300,000 in respect of To Tell the Truth, and

                  iii)     Pearson Income of $300,000 in respect of 100%, and

                  iv)      Pearson Income of $300,000 in respect of Match Game

         d) In relation to the period from 1 July 2003 until 30 June 2004 (the "Fourth Year") Uproar hereby guarantees payment to PTV Netherlands, subject to Section 14.3(h) below, without any cross-collateralisation, of a minimum of:

                  i) Pearson Income of $650,000 in respect of Family Feud, and

                  ii) Pearson Income of $650,000 in respect of To Tell the Truth, and

                  iii)     Pearson Income of $300,000 in respect of 100%, and

                  iv)      Pearson Income of $300,000 in respect of Match Game.

         e) In relation to the period from 1 July 2004 until 30 June 2005 (the "Fifth Year") Uproar hereby guarantees payment to PTV Netherlands, subject to Section 14.3(h) below, without any cross-collateralisation, of a minimum of:

                  i) Pearson Income of $900,000 in respect of Family Feud, and

                  ii) Pearson Income of $900,000 in respect of To Tell the Truth, and

                  iii)     Pearson Income of $400,000 in respect of 100%, and

                  iv)      Pearson Income of $400,000 in respect of Match Game.

         f) In the event that by the statement in respect of the last quarter of a Year the Pearson Income earned in respect of a Game for such Year is less than Guaranteed Minimum for such Game for such Year, then subject to the cross-collateralisation provisions set out in Sections 14.3(a) and (b) above, Uproar shall concurrently with the delivery of such statement pay to PTV Netherlands the difference between the Pearson Income earned in respect of the Game for such Year and the Guaranteed Minimum for such Game for such Year.

         g) Without limiting any other rights or remedies that may be available to Pearson, in the event that:

                  i) The single player US Version of To Tell the Truth has not been launched by 30 September 2000, then the cross-collateralisation provisions set out in Section 14.3(a) shall not apply to To Tell the Truth.

                  ii) The single player US Version of To Tell the Truth has been launched by 30 September 2000 but the multi-player US Version of To Tell the Truth has not been launched by 31 October 2000, then the cross-collateralisation provisions set out in Section 14.3(a) shall not apply to To Tell the Truth.

                  iii) The single player US Version of To Tell the Truth has not been launched by 30 September 2000 and the multi-player US Version of To Tell the Truth has not been launched by 31 October 2000, then, in addition to the cross-collateralisation provisions set out in
                           Section 14.3(a) not applying to To Tell the Truth, the Guaranteed Minimum for To Tell the Truth for the First Year shall be deemed increased to $250,000.

                  iv) The multi-player US Version of To Tell the Truth has still not been launched by 30 November 2000, then, in addition to the cross-collateralisation provisions set out in Section 14.3(a) not applying to To Tell the Truth ,the Guaranteed Minimum for To Tell the Truth for the First Year shall be deemed increased to $300,000.

                  v) The multi-player US Version of Match Game has not been launched by 28th February 2001, then the cross-collateralisation provisions set out in Section

                           14.3(a) shall not apply to Match Game.

                  For the avoidance of doubt, in the event that any one of the launch dates specified above in respect of To Tell the Truth has not been met, the cross-collateralisation provisions set out in Section 14.3(a) shall not apply to To Tell the Truth even if the other launch dates have been met.

         h) Uproar shall be entitled, by giving written notice to Pearson to such effect no later than 30 days prior to the commencement of the Third Year, Fourth Year of Fifth Year, to elect to revert its rights in any Game, in which case all rights granted to Uproar under this Agreement in respect of such Game shall revert to Pearson on the last day of the Year in which the notice was given, and Uproar shall thereon be relieved of its obligation to pay the Guaranteed Minimum for such Game in all subsequent Years. For the avoidance of doubt the giving of such notice shall not relieve Uproar of its obligation to pay the Guaranteed Minimum for such Game in respect of the Year in which such notice was given.

14.4 Statements. Uproar shall no later than thirty (30) days following the end of each calendar quarter provide to Pearson a full and accurate statement of account ("Statement") showing all Pearson Income and other monies due and owing under this Agreement in respect of such quarter. Such Statement shall be accompanied by payment of the Pearson Income and any other monies due without reserve, payment to be made by electronic transfer to such Pearson bank account as shall be notified to Uproar by Pearson in writing. All Uproar's own bank charges relating to payments in favor of Pearson shall be borne by Uproar. The Statements shall be in such form as the parties shall agree, but as a minimum shall show for the relevant quarter, separately for each local version of each Game all details to be taken into account in calculating the format royalty and the Net Revenue payable in respect of such local version of such Game, the amount of Minimum Guarantee remaining unrecouped, any allowable cross-collateralisation and the amount payable to Pearson. The Statements shall further show the cumulative amount of Pearson Income for each local version of each Game accrued since the beginning of the Term. Uproar shall continue to send Statements and make payments to Pearson notwithstanding expiration or termination of this Agreement until all amounts due to Pearson have been paid.

14.5 Audit. Pearson shall have the right at its expense to audit (or designate a third party to audit) Uproar's books and records for the purpose of verifying Gross and Net Revenue and operating expenses. Such audits shall be made not more than once per year, on not less than ten
         (10) days written notice, during regular business hours. If the auditor's figures reflect Pearson Income higher than that reported by Uproar, Uproar shall pay the difference. If the auditor's figures vary more than five percent (5%) or $1,000.00, whichever is less, from the figures provided by Uproar in any Statement, Uproar shall also pay the reasonable cost of the audit. Uproar shall not be obligated to keep said books and records created hereunder for more than two (2) years after the termination or expiration of this Agreement,.

15 Reporting.

15.1 Delay. In case of delay of thirty (30) days or more by Uproar in making payments, interest at the rate of one and one-half percent (1.5%) per month, assessed from the first day of the first month following the relevant quarterly period, shall be due PTV Netherlands from Uproar without special notice.

15.2 Taxes. If required to do so by law, Uproar may, after consultation with PTV Netherlands, withhold from payments due PTV Netherlands any taxes required to be paid in respect thereof, provided that any such deductions for the payment of such taxes are supported by duly executed receipts. Uproar shall provide PTV Netherlands with all reasonable assistance requested in any attempts made to reclaim or set off such taxes deducted, provided that PTV Netherlands shall reimburse Uproar for all costs and expenses it incurs in providing such assistance.

15.3 Records. Uproar shall keep complete and accurate records of its activities under this Agreement which shall be open to inspection by authorized representatives of Pearson.

16 Uproar Securities.

16.1 Issuance of Shares by Uproar. The parties acknowledge that pursuant to the 1999 Agreement PTV Inc. subscribed for 50,000 shares of Uproar Stock, which shares were subsequently split such that at the date of this Agreement PTV Inc. holds 2,000,000 shares of Uproar Stock ("Pearson's Securities"). PTV Inc. paid for the Pearson Securities, as follows:

         a) 500 shares (pre-split; now 20,000 shares) of Pearson's Securities were issued in consideration for the payment by PTV Inc. to Uproar of the US Dollar equivalent of 1,500,000 Austrian Schillings (the dollar value of which was determined according to the applicable daily foreign exchange rates set forth in the Wall Street Journal on the Effective Date); and

         b) 49,500 shares (pre-split; now 1,980,000 shares) of Pearson's Securities were issued in consideration for the rights granted under Sections 8.1(a) through 8.1(f) of the 1999 Agreement to Uproar thereunder.

16.2     Intentionally Deleted.

16.3 Pearson's Warranties and Representations. Pearson hereby represents and warrants to Uproar, as follows:

         a) Pearson acquired Pearson's Securities (hereinafter referred to as the "Shares") solely for Pearson's own account.

                  b) Pearson has no intention of distributing or reselling the Shares or any part thereof, or interest therein, in any transaction which would be in violation of the applicable laws of any governmental authority having jurisdiction over the issuance, transfer or sale thereof.

                  c) During the period commencing on execution of this Agreement and terminating on 12th September 2000, Pearson shall not publicly sell, transfer, convey or otherwise dispose of all or any part of the Shares. If, after such period, Pearson desires to publicly sell, transfer, convey or otherwise dispose of all or any part of the Shares, Pearson may do so, provided that it fully complies with all applicable laws and/or regulations of each governmental authority having jurisdiction over the issuance, sale or other disposition thereof.

                  d) During the period commencing on execution of this Agreement and terminating on January 30, 2001, Pearson shall not purchase, in open market transactions, or otherwise, an amount of shares of Uproar Stock which, when added to the Shares and any shares of Uproar Stock beneficially held by any person or persons acting in concert with Pearson, shall be greater than 20% of the total number of shares of Uproar Stock then outstanding.

         16.4 Pearson's Board Representation. Until 30 September 2001 (the "Directorship Period"), Pearson shall have the right to continue to designate a person to be appointed to serve as a member of Uproar's Board (the "Pearson Appointee"), and upon providing Uproar with the name of the Pearson Appointee and the particulars about his or her background and experience, Uproar shall undertake all actions as shall be necessary to cause the Pearson Appointee to be appointed to Uproar's Board of Directors. If, until the expiration of the Directorship Period, Uproar shall hold any meetings of its shareholders at which members of its Board of Directors shall be elected, or shall seek the election of such directors in some other permissible manner, Uproar shall undertake all actions as shall be necessary to cause the Pearson Appointee to be included among management's slate of proposed directors, and Uproar shall cause its officers who hold shares of Uproar securities to vote all of such shares respectively held by them in favor of the election of the Pearson Appointee in each such instance. No later than 30 June 2001 the parties shall hold discussions in good faith with a view to extending the Directorship Period, and if they agree to do so, the Directorship Period shall be deemed extended for such period as is agreed in writing.

         16.5 Uproar's Warranties and Representations. Uproar represents and warrants to Pearson as follows:

                  a) Organization and Authority. At the date of execution of the 1999 Agreement, Uproar was a company duly organized, validly existing and in good standing under the laws of Bermuda. Set forth on Exhibit D is a list of jurisdictions in which Uproar was at that date qualified or licensed to do business as a foreign corporation. Uproar was at that date duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which (i) the nature of the business conducted by it or the character or location of the properties owned or leased by it made such qualification or licensing necessary and (ii) the failure to so qualify would, if not remedied, have materially impaired title to its properties or its rights to enforce contracts against others or expose it to a material liability in any such jurisdiction. Uproar at that date had all necessary corporate power and authority to own, lease and operate all of its properties and assets and to carry on its businesses as then conducted and as proposed to be conducted.

                  b) Uproar Capitalization. Each of the issued and outstanding shares of Uproar Stock had at the date of execution of the 1999 Agreement been duly authorized and validly issued, was fully paid and non-assessable and was issued by Uproar in compliance with all applicable securities laws and all applicable rules and regulations thereunder. Except as set forth on Exhibit E to the 1999 Agreement or as otherwise contemplated by the 1999 Agreement, there were at the date of execution of the 1999 Agreement no outstanding options, warrants, convertible or exchangeable securities, subscription or other rights, agreements or commitments to subscribe for or purchase or acquire from Uproar any securities of Uproar nor any agreement or understanding to issue any such instruments. Except as set forth on Exhibit E to the 1999 Agreement or as otherwise contemplated by the 1999 Agreement, Uproar had at the date of execution of the 1999 Agreement not reserved any shares of capital stock for issuance upon the exercise or conversion of any of its securities. There were at the date of execution of the 1999 Agreement no preemptive or other rights to subscribe for or to purchase, nor any restriction upon the voting or transfer of, any shares of Uproar Stock pursuant to the Memorandum of Association or Bye-Laws of Uproar or otherwise. Uproar had at the date of execution of the 1999 Agreement delivered to Pearson true, complete and correct copies of its Memorandum of Association and Bye-Laws which were in full force and effect on the date of the 1999 Agreement.

                  c) Subsidiaries. Set forth on Exhibit F of the 1999 Agreement are the only corporations (the "Subsidiaries") with respect to which Uproar, at the date of execution of the 1999 Agreement, beneficially owned, directly or indirectly, any of the outstanding stock or other equity interests, the holders of which were entitled to vote for the election of a majority of the board of directors or other governing body. Each Subsidiary was at the date of execution of the 1999 Agreement duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, which jurisdictions were set forth on Exhibit F to the 1999 Agreement. Each Subsidiary had at the date of execution of the 1999 Agreement the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as then conducted and as then proposed to be conducted. Exhibit F to the 1999 Agreement set forth the jurisdictions in which each Subsidiary was at the date of execution of the 1999

                           Agreement qualified or licensed to do business as a foreign corporation. Each Subsidiary was at the date of execution of the 1999 Agreement duly qualified or licensed and in good standing as a foreign corporation in each jurisdiction in which (i) the nature of the business conducted by it or the character or location of the properties owned or leased by it made such qualification necessary and
                           (ii) the failure so to qualify would, if not remedied, materially impair title to its properties or its rights to enforce contracts against others or expose it to a material liability in any such jurisdiction. Set forth on Exhibit F to the 1999 Agreement was a list of each partnership and joint venture agreement or arrangement (such arrangements or entities created thereby, the "Joint Ventures") to which Uproar or any Subsidiary was at such date a party. Uproar and each Subsidiary had at the date of execution of the 1999 Agreement good title to all shares of stock or other equity interest in the Subsidiaries and Joint Ventures then owned by it, free and clear of all liens, charges, encumbrances, equities and claims whatsoever, and subject to no restrictions on transferability, except as such transferability may be restricted by the provisions of applicable securities laws. The capitalization of each such Subsidiary and Joint Venture was set forth on Exhibit F to the 1999 Agreement.

                  d) Financial Statements. Uproar had at the date of execution of the 1999 Agreement furnished Pearson with copies of the audited consolidated financial statements of Uproar and the Subsidiaries for each of the three fiscal years ended December 31, 1997, including in each case a consolidated balance sheet, the related consolidated statements of operations, stockholders' equity and of cash flows for the period then ended, the accompanying notes, the report thereon of Coopers & Lybrand, and the unaudited consolidated financial statements of Uproar and the Subsidiaries for each of the fiscal quarters of Uproar ended March 31, 1998, June 30, 1998 and September 31, 1998, consisting in each case solely of a consolidated statement of operations. Such audited financial statements, and to the best knowledge of Uproar's Board of Directors at such time, all such unaudited financial statements (i) were, as of the respective dates thereof, correct and complete in all material respects and were prepared from the books and records of Uproar and the Subsidiaries, (ii) were prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered ("GAAP"), (iii) as of the respective dates thereof, reflected, and provided adequate reserves in respect of, all liabilities of Uproar and the Subsidiaries in accordance with GAAP, including all contingent liabilities as of their respective dates, and (iv) as of the respective dates thereof, presented fairly in all material respects the consolidated financial condition of Uproar and the Subsidiaries and the results of their operations for the periods then ended.

                  e) Disclosure Materials. Uproar had at the date of execution of the 1999 Agreement disclosed to Pearson all material information and provided all appropriate disclosure materials concerning Uproar and the Uproar
                           Stock: (i) which Pearson requested Uproar to provide; and (ii) necessary, in Uproar's judgment, for Pearson to base its decision to make the subscription in Uproar Stock provided for therein. Such material information and disclosure materials (the "Disclosure Materials") included those items set forth on Exhibit G to the 1999 Agreement. None of the information concerning Uproar, the Subsidiaries and the Uproar Stock set forth in such Disclosure Materials or incorporated therein by reference contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

                  f) Offering of the Securities. The offering and sale of Uproar Stock to Pearson provided for in the 1999 Agreement was made in accordance with, and in full compliance with, all applicable securities laws, including all U.S. Federal and state securities or blue sky laws. Neither Uproar nor anyone acting on its behalf has taken or will take any action which would subject the issuance and sale of the Uproar Stock or any other securities of Uproar to the provisions of Section 5 of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and to the registration or qualification requirements of any securities or blue sky laws of any applicable jurisdiction.

                  g) The Securities. Upon issuance to Pearson of the Uproar Stock and payment therefor in accordance with the terms of the 1999 Agreement, the Uproar Stock was duly authorized, validly issued, fully-paid and nonassessable, and had been issued by Uproar in compliance with all applicable laws and all applicable rules and regulations thereunder with no personal liability attaching to the ownership thereof, and none of the Uproar Stock is or will be subject to any preemptive right or any lien, charge or encumbrance or any other claim of any third party and Pearson received good title thereto free and clear of all liens, charges, encumbrances, equities and claims whatsoever.

         16.6 Indemnification. Uproar shall indemnify Pearson and hold it harmless from and against: (i) any and all loss, liability, damage or deficiency resulting from any misrepresentation, breach of warranty, negligent or wrongful act, or nonfulfillment of any covenant or agreement on the part of itself under the terms of the 1999 Agreement and this Agreement, any document or instrument executed by such party in connection with the 1999 Agreement or this Agreement or in the Disclosure Materials; (ii) any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses including without limitation reasonable attorney's fees and court costs incident to the foregoing clause (i), to the extent any of the foregoing is not paid or reimbursed by insurance. Anything contained in this Agreement to the contrary notwithstanding, Uproar's obligation to indemnify Pearson pursuant to the provisions of this Agreement shall not exceed, in the aggregate, the sum of $5,000,000.

         16.7 Definitions Related to Registration Rights. Unless the context otherwise requires, the terms defined in this Section 16.7 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

                  a) "Commission" means the United States Securities and Exchange Commission.

                  b) "Uproar Stock" means, with respect to any date subsequent to January 25, 2000, Common Stock of Uproar Inc., a Delaware corporation, par value $.01 per share, and, with respect to any date from January 12, 1999 through January 25, 2000, Ordinary Shares of Uproar Ltd., a Bermuda company.

                  c) "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended.

                  d) "Holder" means the record or beneficial owner of any Registrable Security.

                  e) "Holders of a Majority of the Registrable Securities" means the Person or Persons who are the Holders of greater than 50% of the shares of Registrable Securities then outstanding.

                  f) "IPO" means Uproar's initial public offering of securities pursuant to an effective registration statement under the Securities Act.

                  g) "Person" includes any natural person, corporation, trust, association, company, partnership, joint venture and other entity and any government, governmental agency, instrumentality or political subdivision.

                  h) The terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act or the Exchange Act, and the declaration or ordering of the effectiveness of such registration statement.

                  i) "Registrable Securities" means (a) all Uproar Stock purchased or otherwise acquired by Pearson, and (b) any securities issued or issuable with respect to the Uproar Stock referred to in clause (a) above by way of a stock dividend or stock split or in connection with a combination of shares, reclassification, recapitalization, merger or consolidation or reorganization; provided, however, that such shares of Uproar Stock shall only be treated as Registrable Securities if and so long as they (i) have not been sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction; or (ii) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(1) thereof so that all transfer restrictions and restrictive legends with respect to such Uproar Stock are removed upon the consummation of such sale and the seller and purchaser of such Uproar Stock receive an opinion of counsel for Uproar which shall be in form and content reasonably satisfactory to the seller and buyer and their respective counsel, to the effect that such Uproar Stock in the hands of the purchaser is freely transferable without restriction or registration under the Securities Act in any public or private transaction.

                  j) "Rule 144" means Rule 144 promulgated by the Commission pursuant to the Securities Act or any similar successor rule.

                  k) "Securities Act" means the U.S. Securities Act of 1933, as amended.

         16.8     Intentionally Deleted

         16.9 Pearson's Demand Registration Rights. If any registration statement filed by Uproar or any or its Affiliates under the Exchange Act shall be declared effective by the Commission, then, subject to the provisions of subsections (b), (c) and
                  (d) of this Section 16.9, on two occasions only during the period of three years following the expiration of the one year period described in Section 16.3(c) hereof, the Holder or Holders (the "Requesting Holder" or "Requesting Holders," as the case may be) of a Majority of the Registrable Securities shall be entitled to request registration under the Securities Act of at least such number of the shares of Registrable Securities then held by them (a "Demand Registration"). Such request for registration must specify the number of Registrable Securities requested to be registered, the anticipated price per share for such offering and whether such registration is to be in the form of an underwritten offering.

                  a) Selection of Underwriter(s). If the Requesting Holder or Requesting Holders, as the case may be, elect to have the offering of Registrable Securities pursuant to the Demand Registration be in the form of an underwritten offering, Uproar shall use its best efforts to select and obtain the investment banker or investment bankers and manager or managers reasonably acceptable to Pearson to administer the offering.

                  b) Priority on Underwritten Demand Registration. If the Demand Registration is an underwritten offering and the managing underwriter thereof advise Uproar in writing that in its opinion the number of Registrable Securities requested to be included in such offering exceeds the number of Registrable Securities that can be sold therein without adversely affecting the marketability of the offering, Uproar will include in such registration the number of Registrable Securities requested to be included that, in the opinion of such managing underwriter, can be sold without adversely affecting the marketability of the offering, allocated in proportion, as nearly as practicable, to the respective number of shares of Registrable Securities held by such Holders at the time of filing the registration statement. If all of the Registrable Securities requested to be included in a Demand Registration have been included, Uproar shall be entitled to include that number of shares of its unissued Uproar Stock or other securities as are consented to by the managing underwriter.

                  c) Limitations on Demand Registration. Notwithstanding any other provision in this Agreement, Uproar shall not be required to effect the Demand Registration (a) during the period of time during which its IPO Registration Statement shall remain effective; (b) during the 12 consecutive months following the effective date of a registration statement filed in connection with any previous registration in which the Holders of Registrable Securities exercised any piggyback rights pursuant to this Agreement; or (c) at any time when another registration statement (other than on Form S-4, S-8 or a registration statement on Form S-1 covering solely an employee benefit plan) of Uproar (i) is reasonably foreseen by Uproar's Board of Directors to be filed with the Commission within 30 days after the date of request for the Demand Registration, (ii) has been filed and not yet become effective, or (iii) has become effective less than six months prior to the date of the request for the Demand Registration.

                  d) Special Audits. Notwithstanding any other provision of this Agreement, Uproar shall not be required to undergo or pay for any special audit to effect a Demand Registration, and if such a special audit (other than its normal fiscal year-end audits) would be required in order to file or effect a registration statement hereunder, Uproar shall be entitled to delay the filing or effectiveness of such registration statement until a reasonable period of time following completion of such audit in the ordinary course of Uproar's business; provided, however, that Uproar shall not be entitled to delay the filing or effectiveness of such registration statement if the Holders who have requested registration of Registrable Securities shall agree to pay for the cost of such audit.

         16.10 Pearson's Piggyback Registration Rights. If (i) any registration statement filed by Uproar or any or its Affiliates under the Exchange Act shall be declared effective by the Commission, and (ii) at any time during the period of five years following the expiration of the two year period described in Section 16.3(d) hereof, Uproar shall determine to file a registration statement under the Securities Act (other than an IPO registration statement or a registration statement on Form S-4, S-8 or on Form S-1 covering solely an employee benefit plan), Uproar agrees promptly to give written notice of its determination to all Holders. Upon the written request of a Holder given within 30 days after the receipt of such written notice from Uproar, Uproar agrees to use its best efforts to cause all of such Holder's Registrable Securities to be included in such registration statement and registered under the Securities Act, all to the extent requisite to permit the sale or other disposition of the Registrable Securities to be so registered. All registrations of Registrable Securities referred to in this Section 16.10 may be referred to as "Piggyback Registrations."

                  a) Underwritten Piggyback Registration. If the registration of which Uproar gives written notice pursuant to Section 16.10 is for a public offering involving an underwriting, Uproar agrees to so advise the Holders as a part of its written notice.

                  b) Priority on Piggyback Registration. Notwithstanding any other provision of this Section 16.10, if the managing underwriter of a Piggyback Registration that is an underwritten distribution advises Uproar and the Holders participating in such Piggyback Registration in writing that, in its good faith judgment, the number of shares of Registrable Securities requested to be registered exceeds the number of shares of Registrable Securities which can be sold in such offering without adversely affecting the marketability of the offering, then (a) the number of shares of Registrable Securities so requested to be included in the offering shall be reduced to that number of shares which in the good faith judgment of the managing underwriter can be sold in such offering, and (b) such reduced number of shares shall be allocated among all participating Holders in proportion, as nearly as practicable, to the respective number of shares of Registrable Securities held by such Holders at the time of filing the registration statement; provided, however, that, in all events, the shares to be issued by Uproar shall have priority over the shares of Registrable Securities requested to be registered.

                  c) Registration Procedures. If and as often as Uproar is required by the provisions of Sections 16.7(c) and
                           (d) hereof to include shares of Registrable
                           Securities held by various Holders in a registration statement filed under the Securities Act, Uproar, as expeditiously as possible, agrees that it shall:

                           (i)      Registration Statement; Period of
                                    Effectiveness. In accordance with the
                                    Securities Act and all applicable rules and regulations, prepare and file with the Commission a registration statement with respect to such securities and use its best efforts to cause such registration statement to become and remain effective for a period of nine months (or, if such registration statement has been filed on Form S-3, for a period of one year) and prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus contained therein as may be necessary to keep such registration statement effective and such registration statement and prospectus accurate and complete during such period of time;

                           (ii) Underwriting Agreement. If the offering is to be underwritten in whole or in part, enter into a written underwriting agreement in form and substance reasonably satisfactory to the managing underwriter of the public offering and Uproar;

                           (iii)    Copies of Registration Statement,
                                    Prospectus, Other Documents. Furnish to the
                                    Holders of Registrable Securities
                                    participating in such registration and to the underwriters of the securities being registered such number of copies of the registration statement and each amendment and supplement thereto, preliminary prospectus, final prospectus and such other documents as such underwriters and Holders may reasonably request in order to facilitate the public offering of such securities;

                           (iv) Blue Sky Qualification. Use its best efforts to register or qualify the securities covered by such registration statement under such state securities or blue sky laws of such jurisdictions as such participating Holders and underwriters may reasonably request within twenty (20) days prior to the original filing of such registration statement, except that Uproar shall not for any purpose be required to execute a general consent to service of process or to qualify to do business as a foreign corporation in any jurisdiction where it is not so qualified, or to subject itself to taxation in any such jurisdiction;

                           (v) Notification of Effectiveness and Filing. Notify the Holders participating in such registration, promptly after it shall receive notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a supplement to any prospectus forming a part of such registration statement has been filed;

                           (vi) Preparation of Amendments and Supplements at Holders' Request. Prepare and file with the Commission, promptly upon the request of any such Holders, any amendments or supplements to such registration statement or prospectus which, in the opinion of counsel for such Holders, is required under the Securities Act or the rules and regulations thereunder in connection with the distribution of the Registrable Securities by such Holders;

                           (vii) Correction of Statements or Omissions. Prepare and file promptly with the Commission, and promptly notify such Holders of the filing of, such amendments or supplements to such registration statement or prospectus as may be necessary to correct any statements or omissions if, at the time when a prospectus relating to such securities is required to be delivered under the Securities Act, any event has occurred as the result of which any such prospectus or any other prospectus as then in effect would include an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

                           (viii) Amendment of or Supplement to Non-Complying Registration Statement or Prospectus. In case any of such Holders is required to deliver a prospectus at a time when the prospectus then in circulation is not in compliance with the Securities Act or the rules and regulations of the Commission, prepare promptly upon request such amendments or supplements to such registration statement and such prospectus as may be necessary in order for such prospectus to comply with the requirements of the Securities Act and such rules and regulations;

                           (ix) Stop Orders, Proceedings. Advise such Holders, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for that purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; and

                           (x) Inspection. Make available for inspection upon request by any Holder covered by such registration statement, by any managing underwriter of any distribution to be effected pursuant to such registration statement and by any attorney, accountant or other agent retained by any such Holder or any such underwriter, all financial and other records, pertinent corporate documents and properties of Uproar, and cause all of Uproar's officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent in connection with such registration statement.

         16.11 Expenses. Subject to the provisions of Section 16.9(d), with respect to the first inclusion of shares of Registrable Securities in a registration statement pursuant to Section
                  16.9 hereof and all inclusions of shares of Registrable Securities in a registration statement pursuant to Section
                  16.10 hereof, Uproar agrees to bear all fees, costs and expenses of and incidental to such registration and the public offering in connection therewith; provided, however, that the Holders participating in any such registration agree to bear their pro rata share of any applicable underwriting discount and commissions. In the event of a second inclusion of shares of Registrable Securities in a registration statement pursuant to Section 16.9 hereof, Pearson agrees to bear all fees, costs and expenses of and incidental to such registration and the public offering in connection therewith; provided, however, that the Holders participating in any such registration agree to bear their pro rata share of any applicable underwriting discount and commissions. The fees, costs and expenses of registration to be borne as provided in the preceding two sentences shall include, without limitation, all registration, filing, listing, and NASD fees, printing expenses, fees and disbursements of counsel and accountants for Uproar, fees and disbursement of counsel for the underwriter or underwriters, if any, of the securities to be offered (if Uproar and/or selling Holders who have requested registration of their Registrable Securities are otherwise required to bear such fees and disbursements), all legal fees and disbursements and other expenses of complying with state securities or blue sky laws of any jurisdictions in which such securities are to be registered or qualified, reasonable fees and disbursements of one firm of counsel for the Holders who have requested registration of their Registrable Securities, to be selected by the Holders of a majority of the shares of Registrable Securities to be included in such registration, and the premiums and other costs of policies of insurance against liability arising out of such public offering.

         16.12 Underwriting Agreements. In the event any Demand Registration or Piggyback Registration under this Agreement is an underwritten offering, the right of any Holder to participate therein, and the inclusion of such Holder's Registrable Securities therein, shall be subject to such Holder's agreeing to enter into, together with Uproar, an underwriting agreement with and reasonably satisfactory to the underwriter or underwriters selected by Uproar for such underwriting.

         16.13    Indemnification.

                  a) Indemnification by Uproar. Uproar hereby agrees to indemnify and hold harmless each Holder (including Holder's officers, directors, legal counsel, accountants, and controlling Persons) of Registrable Securities which are included in a registration statement pursuant to the provisions of these Sections 16.7 - 16.14 from and against, and agrees to reimburse such Holder with respect to, any and all claims, actions (actual or threatened), demands, losses, damages, liabilities, costs or expenses to which such Holder may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in such registration statement, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, however, that Uproar will not be liable in any such case to the extent that any such claim, action, demand, loss, damage, liability, cost or expense is caused by an untrue statement or alleged untrue statement or omission or alleged omission so made in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof.

                  b) Indemnification by Holders. Each Holder of shares of Registrable Securities which are to be included in a registration statement pursuant to the provisions of these Sections 16.7 - 16.14 shall be required to agree, severally and not jointly, as a condition of Uproar's obligation to prosecute such registration to completion, to indemnify and hold harmless Uproar, its officers, directors, legal counsel and accountants and each Person who controls Uproar within the meaning of the Securities Act, from and against, and agrees to reimburse Uproar, its officers, directors, legal counsel, accountants and controlling Persons with respect to, any and all claims, actions, demands, losses, damages, liabilities, costs or expenses to which Uproar, its officers, directors, legal counsel, accountants or such controlling Persons may become subject under the Securities Act or otherwise, insofar as such claims, actions, demands, losses, damages, liabilities, costs or expenses are caused by any untrue statement of any material fact contained in such registration statement, any prospectus contained therein or any amendment or supplement thereto, or are caused by the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in strict conformity with written information furnished by such Holder specifically for use in the preparation thereof. Notwithstanding the foregoing, no Holder shall be obligated hereunder to pay more than the net proceeds realized by it upon its sale of Registrable Securities included in such registration statement.

                  c) Indemnification Procedure. Promptly after receipt by a party indemnified pursuant to the provisions of
                           Section 16.13(a) or (b) of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim therefor is to be made against the indemnifying party pursuant to Section 16.13(a) or (b), notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to an indemnified party otherwise than under this Section 16.13 and shall not relieve the indemnifying party from liability under this Section 16.13 unless such indemnifying party is prejudiced by such omission. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying parties similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party; provided, however, that if the defendants in any such action include both the indemnified party and the indemnifying party, and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party or parties). Upon the permitted assumption by the indemnifying party of the defense of such action, and approval by the indemnified party of counsel, the indemnifying party shall not be liable to such indemnified party under Section 16.3(a) or Section 16.3(b) for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof (other than reasonable costs of investigation) unless: (a) the indemnified party shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the next preceding sentence; (b) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time; (c) the indemnifying party and its counsel do not actively and vigorously pursue the defense of such action; or (d) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party shall be liable to an indemnified party for any settlement of any action or claim without the consent of the indemnifying party, and no indemnifying party may unreasonably withhold its consent to any such settlement. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim or litigation.

   16.14 Contribution.

         a) If the indemnification provided for in Section 16.13(a) or (b) is held by a court of competent jurisdiction to be unavailable to a party to be indemnified with respect to any claims, actions, demands, losses, damages, liabilities, costs or expenses referred to therein, then each indemnifying party under any such Section, in lieu of indemnifying such indemnified party thereunder, hereby agrees to contribute to the amount paid or payable by such indemnified party as a result of such claims, actions, demands, losses, damages, liabilities, costs or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such claims, actions, demands, losses, damages, liabilities, costs or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding the foregoing, the amount any Holder shall be obligated to contribute pursuant to this Section 16.14 shall be limited to an amount equal to the per share public offering price (less any underwriting discount and commissions) multiplied by the number of shares of Registrable Securities sold by such Holder pursuant to the registration statement which gives rise to such obligation to contribute (less the aggregate amount of any damages which such Holder has otherwise been required to pay in respect of such claim, action, demand, loss, damage, liability, cost or expense or any substantially similar claim, action, demand, loss, damage, liability, cost or expense arising from the sale of such Registrable Securities).

         b) No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 16.14 from any person who was not guilty of such fraudulent misrepresentation.

   16.15 Violation of Standstill Provisions -- Divestiture. In the event that Pearson, or any person acting in concert with Pearson, shall violate the warranty and representation set forth in Section 16.3(e) hereof, it shall immediately thereafter be required to divest itself of such number of shares of Uproar Stock as shall be necessary to reduce its holdings thereof to not more than 20% of the total number of shares of Uproar Stock then outstanding. The shares of Uproar Stock to be so divested shall not include any portion of the Shares which, at the time of such divestiture, shall be subject to the restrictions imposed by Section
         16.3 (c) or (d) hereof. If Pearson fails or refuses, for any reason, to undertake such divestiture within five (5) business days after its receipt of notice from Uproar demanding that it do so, and/or if having timely commenced such divestiture, Pearson fails to complete same within 30 days thereafter, Uproar shall, in either of such events, be entitled to commence judicial proceedings in the appropriate state or federal courts in the State of New York seeking specific performance of the provisions of this paragraph, and Pearson shall be obligated to pay all reasonable counsel fees and disbursements incurred by Uproar in connection therewith. Furthermore, Pearson shall not be entitled to vote any of the Shares on any matter that shall come before the holders of Uproar Shares for a vote at any time while Pearson's holdings of Uproar Stock shall exceed 20% of the total number of shares of Uproar Stock then outstanding. Anything contained in this Section 16.15 to the contrary notwithstanding, in the event that:

         a) any person or entity acting solely or in concert with any other person or entity (other than Pearson or any affiliate of Pearson) shall acquire 20% or more of the then issued and outstanding shares of Uproar Stock either in open market transactions, or pursuant to any tender offer or similar transaction which shall not be endorsed or approved by Uproar's Board of Directors, the provisions of Sections 16.3(c), (d) and (e) of this Section shall thereupon be deemed to have been terminated, but this Agreement shall otherwise continue in full force and effect; and

         b) any person or entity acting solely or in concert with any other person or entity (other than Pearson or any affiliate of Pearson) shall acquire 20% or more of the then issued and outstanding shares of Uproar Stock from Uproar and/or any affiliate of Uproar, or pursuant to any tender offer or similar transaction which shall be endorsed or approved by Uproar's Board of Directors, Pearson shall thereupon have the right, but not the obligation, to terminate this Agreement. If Pearson elects to exercise such right of termination, it shall do so by giving not less than 90 days' prior written notice of termination to Uproar.

   16.16 Stop Transfer Instructions; Restrictive Legend. Upon original issuance thereof, and until such time as the same is no longer required under this Agreement, and/or the applicable requirements of the applicable laws and regulations of each governmental authority having jurisdiction over the issuance, sale, transfer or other disposition of the Shares,

         a) Uproar shall issue "stop transfer" instructions to the transfer agent of the Uproar Stock, and such other instructions as Uproar may deem advisable to prevent the sale, assignment, transfer or other disposition of any of the Shares;

         b) any certificate or certificates evidencing Pearson's ownership of the Shares (and all certificates issued in exchange therefor or substitution thereof) shall bear the following legend:

                  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR OTHERWISE QUALIFIED FOR SALE BY THE HOLDER HEREOF UNDER THE APPLICABLE LAWS AND/OR REGULATIONS OF ANY GOVERNMENTAL AUTHORITY HAVING JURISDICTION WITH RESPECT THERETO. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR QUALIFICATION OR AN EXEMPTION THEREFROM UNDER SAID LAWS OR REGULATIONS"

         and

         c) in the event that the transfer agent of the Uproar Stock shall fail or refuse for any reason to implement the "stop transfer" instructions set forth in sub-section (a) hereof, or to place the legend set forth in sub-section (b) hereof upon each of the Global Certificates evidencing the Shares, Pearson shall enter into an escrow agreement with Uproar and the Custodian which shall provide that the Custodian shall hold all of the Shares in accordance with, and subject to, the various restrictions and limitations on transfer of the Shares imposed by Section 16 of this Agreement.

17 Indemnification.

   17.1 Indemnification of Uproar by Pearson against Certain Liability. Pearson, at its own expense, shall indemnify, defend and hold harmless Uproar and its Affiliates and their officers, directors, employees and agents (collectively, the "Uproar Indemnitees"): (a) from and against all demands, claims, threatened claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable outside attorneys' fees and expenses which shall be based upon a claim brought by a third party that (1) Uproar's use pursuant to this Agreement (including any advertising or promotional use of such materials) of the Licensed Marks in English speaking countries, the Game Show Formats, or other Pearson Materials in the Territory (without the addition of any Uproar Materials) when used by Uproar as contemplated in this Agreement infringes any copyright, trademark, trade secret, rights of publicity or privacy, or other proprietary right of any third party or is libelous or slanderous; (2) if true, would constitute a breach of any of Pearson's representations, warranties or agreements hereunder; (3) arises out of the improper use or transmission by Pearson of the User Information and/or Summarized User Data; (4) arises out of any Advertisement placed by Pearson on the Site; or (5) arises out of the negligence or willful misconduct of Pearson. Pearson shall have the right at all times, in its sole discretion, and at its sole cost, to retain or resume control of the conduct of the defense of any matter to which the foregoing indemnity applies; (b) from and against any tax liability of Pearson for which Uproar and/or any Affiliate of Uproar may have been determined to have had a withholding obligation as a consequence of the issuance pursuant hereto of Shares by Uproar including any interest and/or penalties relating thereto.

   17.2 Repair or Replacement of Licensed Game Show. If a court of competent jurisdiction imposes an injunction prohibiting Uproar from continued use of any Licensed Internet Game and/or Licensed Mark or portion thereof as a result of material provided by Pearson, Pearson shall at Pearson's expense and election and as approved by Uproar:

         a) Procure for Uproar the right to continue to use the material pursuant to this Agreement; or

         b) Replace or modify the infringing material in the Licensed Internet Game and/or Licensed Mark, as the case may be, to make it non-infringing, provided that the modifications or substitutions will not materially and adversely affect the continued use or transmission of such Licensed Internet Game on the Internet or lessen its utility to Uproar (both as reasonably determined by Uproar); or

         c)       If Pearson is unable to comply with either paragraphs (a) or
                  (b) above within 90 days of the imposing of the injunction, Uproar may, at its election, terminate this Agreement insofar as it relates to such Game, in which event Uproar shall be relieved of its obligation to pay any future Guaranteed Minimums for such Game under Section 14.3 above (or, if such Game is enjoined in less than all applicable jurisdictions, the Guaranteed Minimum for such Game shall be reduced appropriately by agreement between the parties to reflect the extent to which such Game is enjoined). If, subsequent to such termination but during the term of this Agreement, the aforementioned injunction is removed or the use of any enjoined Licensed Internet Game and/or Licensed Mark or portion thereof by Uproar is otherwise no longer prohibited, Pearson shall offer to Uproar a license for such Licensed Internet Game and/or Licensed Mark or portion thereof upon the same terms and conditions as applied thereto under this Agreement and for such period of time as, under this Agreement, Uproar was prohibited from the use thereof. Uproar shall have 30 days to accept or decline such offer.

         d) If all Game Show Formats offered under this Agreement in the United States are enjoined at any time before 30th September 2001, then Pearson shall return to Uproar for cancellation the pro-rata amount of Pearson's Securities equal to the product derived by multiplying the total number of shares by a fraction, the numerator of which is the number of days remaining between the date on which all the Game Show Formats were enjoined and 30th September 2001, and the denominator of which is 972 (being the total number of days in the Initial Term under the 1999 Agreement).

   17.3 Indemnification of Pearson by Uproar against Certain Liability. Uproar, at its own expense, shall indemnify, defend and hold harmless Pearson, its parent, subsidiaries and Affiliates, and its officers, directors, employees and agents (collectively, the "Pearson Indemnitees"), from and against all losses which shall be based upon a claim or threatened claim that (1) Uproar's or Pearson's use of any of the materials or services supplied or obtained by Uproar including, without limitation, the Site, the Software, and the technology used to develop and maintain the Site and used by Uproar as contemplated in this Agreement infringes any copyright, trademark, trade secret, rights of publicity or privacy, or other proprietary right of any third party or is libelous or slanderous, (2) if true, would constitute a breach of any of Uproar representations, warranties or agreements hereunder; (3) arises out of the negligence or willful misconduct of Uproar; (4) arises out of a sweepstakes conducted by Uproar or a prize awarded by Uproar in connection with any Licensed Internet Game; (5) arises out of any activity of Uproar in relation to the Licensed Internet Games or the Site (including, without limitation, Uproar's collection of User Information or improper use or transmission of User Information and/or Summarized User Data); (6) arises out of any hyperlink, advertisement, or third-party material placed on the Site by Uproar; (7) arises out of the improper use, distribution or transfer of the Game Show Formats or other Pearson Materials by Uproar; or (8) any misuse of the Licensed Internet Games or the Site by any User of which Uproar had actual knowledge. Uproar shall have the right at all times, in its sole discretion and its sole cost, to retain or resume control of the conduct of the defense of any matter to which the foregoing indemnity applies.

18 Limitation of Liability.

   18.1 Limitation of Liability. EXCEPT IN RELATION TO ANY BREACH OF THE WARRANTIES SET FORTH IN SECTION 10.2 HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES) SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY CLAIM ARISING OUT OF ANY DOWNLOADING OR OTHER USE OF ANY OF THE LICENSED INTERNET GAMES BY USERS OF THE LICENSED INTERNET GAMES.

   18.2 Disclaimer. EXCEPT AS SET FORTH HEREIN, BOTH PARTIES HEREBY SPECIFICALLY DISCLAIM ANY REPRESENTATIONS REGARDING THE LICENSED INTERNET GAMES, INCLUDING ANY IMPLIED REPRESENTATION REGARDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT

         LIMITING THE FOREGOING, AND EXCEPT AS OTHERWISE AGREED, NEITHER PARTY MAKES ANY WARRANTY THAT THE MATERIALS IT PROVIDES WILL BE ERROR-FREE OR THAT USER ACCESS THERETO WILL BE UNINTERRUPTED.

   18.3 Insurance. Uproar shall obtain all necessary and adequate insurance with respect to production, transmission, and hosting of the Licensed Internet Games, including without limitation, liability insurance, workers' compensation and errors and omissions insurance in amounts and with carriers reasonably approved by Pearson, each with limits of at least one million ($1,000,000.00) dollars on account of any one occurrence and one million ($1,000,000.00) dollar for each occurrence of property damage. Pearson will be named an additional insured in all such insurance policies and copies of such policies and certificates of insurance (or Binders), shall be delivered to Pearson within ten (10) days after issuance. Said certificates will include provisions whereby fifteen (15) days notice must be received by Pearson prior to coverage cancellation by either Uproar or Insurer, or non-payment of premium by Uproar.

19 Confidentiality.

   19.1 Confidentiality Obligations. Each party acknowledges that it shall receive Confidential Information (as hereinafter defined) of the other party relating to its technical, marketing, product and/or business affairs. During the term of this Agreement and for a period of one (1) year thereafter, all Confidential Information of the other party shall be held in strict confidence and shall not be disclosed or used without the express written consent of the other party, except as may be required by law. Each party shall use reasonable measures and make reasonable efforts to provide protection for the other party's Confidential Information including measures at least as strict as such party uses to protect its own Confidential Information.

   19.2 Confidentiality of this Transaction. Except as may be required by law, regulation or rule, neither Party shall make any announcement or other disclosure to any third party of the transaction contemplated by the Agreement or any of the details of any of Uproar's plans for the Licensed Internet Games, the Games, or the Local Television Shows or any related products or services, until such plans have actually been implemented, except with the prior written consent of the other party. The form, substance and timing of any announcement referring directly or indirectly to any of the Licensed Internet Games, the Local Television Shows, or any related products or services, until such plans have actually been implemented, except with the prior written consent of the other party. The form, substance and timing of any announcement referring directly or indirectly to any of the Licensed Internet Games, or the Games, by either party shall be subject to the prior written approval of both parties, such consent not to be unreasonably withheld.


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
   19.3 Confidential Information Defined. Confidential Information shall mean and include the Production and Marketing Information of either party and any information relating to or disclosed in the course of the performance of this Agreement except for any information that (i) is or becomes generally available to the public without breach of this Agreement; (ii) is in the possession of a party prior to its disclosure by the other party; (iii) becomes available from a third party not in breach of any obligation of confidentiality to which such third party is subject; (iv) was independently developed by a party; and (v) must be disclosed due to judicial or governmental requirement or order, provided that, the party in receipt of the requirement or order has given the other party notice of such requirement or order to permit the other party of reasonable opportunity to object to the requirement or order or seek a protective order or other appropriate remedy.

   19.4 Public Information. Each party will submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, any public documents including without limitation, financial documents, press releases or marketing, advertising or promotional materials related to the activities described herein and/or referencing the other party and/or its trade names, trademarks and service marks. Notwithstanding the foregoing, either party may issue such documents as required by law or regulation (and only to the extent that such information is required by law or regulation) without the consent of the other party.

   19.5  User Information.

         a) With respect to each of the Licensed Internet Games, Uproar will create a User registration page, which page will include optional identification and demographic questions for each person who visits the Web page containing a Licensed Internet Game (a "User"). The registration page will contain an acknowledgment that information obtained as a result of such questions will be shared by Uproar with Pearson only and neither of them will sell or otherwise disseminate the user's name or address to any unaffiliated third party. All information collected will be used by Uproar and Pearson solely for their own internal use, except that Pearson and its Affiliates and local television licensees may e-mail Users who do not object to receiving information about the Games and related products.

         b) It is understood and agreed that Uproar and Pearson will not sell or otherwise disseminate any User's name, and that no User's name or identifying information will be retained by Uproar or Pearson if the User so requests. Pearson will adhere and be bound by the obligations, if any, set forth in the Uproar privacy statement published on the URL uproar.com. Uproar shall use reasonable efforts to post site-specific privacy and data collection policies on each of the different national versions of the Site (in the United States, the United Kingdom, Canada and Australia).

         c) Uproar's data collection policy for each Site shall include the creation and provision of notice to Users describing any demographic and/or tracking information that is being collected (providing Users the option of withholding or correcting such data). Uproar shall provide the name and address of a contact person to whom inquiries or complaints about data collection may be addressed, and shall store all personally identifiable information off-line in a secure environment.

         d) Any User registration name, and/or demographic information collected in connection with the local Licensed Internet Games shall be the exclusive property of Uproar.

         e) Summarized User Data from all parts of the Site (including data that compares traffic on the Licensed Internet Games to traffic on other games on the Site) will be shared quarterly with Pearson in a form set forth in Exhibit G.


20 General Provision.

   20.1  Ownership of Certain Intellectual Property.

         a) Pearson acknowledges and agrees that Uproar has and will retain all right, title, interest and ownership in and to all software developed by Uproar and used in the Licensed Internet Games (the "Software"). Pearson further acknowledges and agrees that the source code for the Software constitutes Confidential Information (as defined in Section 19.3) of Uproar whether or not any portion thereof is or may be the subject of a valid copyright or patent.

         b) Computer Programming. Subject to Section 20.1(a) above, all computer programming files developed or prepared by Uproar in connection with the Licensed Internet Games are the exclusive property of Uproar (the "Code"). The parties specifically acknowledge and agree that Uproar owns all rights with respect to the domain name uproar.com.

         c) Uproar acknowledges and agrees that Pearson owns and will retain all right, title, interest and ownership in and to the Game Show Formats, the Games, the U.S. Local Television Shows and all other Pearson Materials.

         d) Reversion of Rights. Uproar acknowledges and agrees that except for the Software and the Code, all artistic, editorial and design elements (including without limitation "look and feel") and format-specific questions created for the Licensed Internet Games which are based on, specific to, or derivative or transformative works of, the Game Show Formats (the "Game Content"), are and shall remain the property of Pearson. All rights, title and interest therein shall revert to Pearson upon termination or expiration of this license.

         e)       Intentionally Deleted

         f) Transition Obligation. Upon expiration or any termination of this Agreement by either party, Uproar shall provide all reasonably requested support in the transitioning of the hosting services to Pearson or a third party vendor selected by Pearson in its sole discretion, including without limitation, the transfer and any necessary conversion of all software and Code, and consulting regarding technology hosting requirements. Pearson shall pay Uproar for such services at its then-current rates and shall pay all expenses incurred by Uproar in supplying such services.

   20.2  Entire Agreement / Termination of 1999 Agreement.

         a) Subject to Section 20.2(b) below, this Agreement together with all Exhibits, Specifications and attachments, if any, which are incorporated herein by reference, is the sole and entire agreement between the parties relating to the subject matter hereof. This Agreement supersedes all prior understandings, agreements and documentation relating to such matter. No supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by both parties. In the event of a conflict between provisions of this Agreement and any attached Exhibits, Specifications or other material, this Agreement shall take precedence.

         b) This Agreement amends and restates the 1999 Agreement such that from the date of execution of this Agreement, to the extent that the provisions of this Agreement differ from the 1999 Agreement, the provisions of this Agreement shall prevail provided that such amendment and restatement shall not affect any rights (including without limitation rights of action) of a party arising prior to the date of such amendment and restatement .

   20.3 Assignment. Each party may assign this Agreement or all or any part of its rights hereunder to an Affiliate or to any entity that succeeds to all or substantially all of its capital stock, or that is otherwise its successor in interest generally, and this Agreement shall inure to the benefit of, and be binding upon such assignee or successor in interest, provided however that in the event that any such assignee of Uproar is divested by Uproar, this Agreement shall be re-assigned, prior to such divestment, to Uproar or any of its other Affiliates. Pearson shall, except as set forth above, have the right to terminate this Agreement with thirty (30) days notice upon any change in control of Uproar (whether by merger, stock transfer or otherwise) provided that Pearson shall notify Uproar of its intention to terminate no later than ninety
         (90) days after the date on which such change of control takes effect. For purposes of the preceding sentence, a "change in control" shall be deemed to occur if: (i) any "person" (as such term is defined in the Securities Exchange Act of 1934, as amended) other than Uproar or any of its subsidiaries or a trustee or any fiduciary holding securities under an employee benefit plan of Uproar or any of its subsidiaries, acting singly or in concert with one or more other persons, acquires securities representing 50% or more of the combined voting power of Uproar's then outstanding securities; (ii) during any one year period, individuals who at the beginning of such period constitute the Board of Directors of Uproar and any new director whose election by the Board of Directors or nomination for election by Uproar's shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; (iii) the shareholders of Uproar approve a merger or consolidation of Uproar with any other corporation, other than (a) a merger or consolidation which would result in the voting securities of Uproar outstanding immediately prior thereto continuing to represent, in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of Uproar or any of its subsidiaries, at least 50% of the combined voting power of the voting securities of Uproar or such surviving entity outstanding immediately after such merger or consolidation, or (b) a merger or consolidation effected to implement a recapitalization of Uproar (or similar transaction) in which no person acquires more than 50% of the combined voting power of Uproar's then outstanding securities; or (iv) the shareholders approve a plan of complete liquidation of Uproar or an agreement for the sale or disposition by Uproar of all or substantially all of its assets.

   20.4 Waiver. No term or provision of this Agreement shall be deemed waived and no breach excused unless such waiver or consent is in writing and signed by the party claimed to have waived or consented. A waiver by either of the parties of any of the covenants, conditions or agreements to be performed by the other hereunder shall not be construed to be a waiver of any succeeding breach thereof.

   20.5 Survival. The following provisions of this Agreement shall survive the completion, expiration, termination or cancellation of this Agreement:
         Sections 7, 10.1-10.7, 11, 14, 15, 16, 17, 18 19.1-19.4, 19.5(b),
         19.5(d), and 20.

   20.6 Force Majeure. Neither party shall be liable for delay or failure in the performance of its obligations hereunder if such delay or failure arises from the occurrence of events beyond the reasonable control of such party, which events could not have been prevented by the exercise of due care and could not have been foreseen at the time of entering into this Agreement, such as fire, explosion, flood, storm, acts of God, war, embargo, or riot, provided that the party suffering the delay or failure and acts diligently to remedy the cause of such delay or failure.

   20.7 No Joint Venture. Nothing contained herein will be construed as creating any partnership, joint venture or other form of joint enterprise between the parties.

   20.8 Independent Contractor. The parties acknowledge that Uproar will perform its obligations hereunder as an independent contractor. The manner and method of performing such obligations will be under Uproar's sole control and discretion. It is also expressly understood that Uproar employees and agents, if any, are not Pearson's employees or agents, and have no authority to bind Pearson by contract or otherwise.

   20.9 Notice. All notices and other communications required or permitted under this Agreement shall be deemed given when delivered personally, or one day after being deposited with Federal Express or other recognized overnight courier service, or five (5) days after being mailed by registered or certified mail, postage prepaid, addressed as follows, or to such other address as each party may designate in writing:

         If to Uproar:

         General Counsel
         Uproar Inc.
         240 W.35th Street
         New York, New York 10005


         If to Pearson:

         President
         Pearson Television Enterprises
         1330 Avenue of the Americas
         New York, New York 10019


         With a copy to:

         EVP Business & Legal Affairs
         Pearson Television Enterprises
         1 Stephen St
         London W1P 1PJ
         United Kingdom


   20.10 Recruitment. During the term of this Agreement and for eighteen (18) months thereafter, each party agrees that neither it nor any of its Affiliates shall, without the other party's written consent (which shall not be unreasonably withheld), employ or solicit for employment, or cause any third party to employ or solicit for employment, any employee of the other party or its Affiliates who is, or at any time during the preceding year was, involved in projects pursuant to this Agreement.

   20.11 Intentionally Deleted

20.12 Additional Rights of Pearson. In the event that Uproar develops a game site for any content aggregator, whether such a site is located on the Internet or on any other computer network (such as AOL and Internet search engines or portals), Uproar shall make reasonable efforts to include the Licensed Internet Games on such site no later than and on terms no less favorable than those made available for any other computer games.

20.13 Applicable Law; Jurisdiction. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws principles. Both parties consent and agree that all legal proceedings relating to the subject matter of this Agreement shall be maintained in courts sitting within the State of New York and both parties consent and agree that jurisdiction and venue for such proceedings shall be exclusively with such courts.

20.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument.

20.15 Facsimile Execution. This Agreement may be executed by facsimile signatures by either party hereto and such signature shall be deemed binding for all purposes hereof, without delivery of an original signature being thereafter required.

20.16 Severability. If any provision of this Agreement is found illegal or unenforceable, it will be enforced to the maximum extent permissible, and the legality and enforceability of the other provisions of this Agreement will not be affected.

20.17 Headings Not Controlling. The headings in this Agreement are for reference purposes only and shall not be construed as a part of this Agreement.

IN WITNESS WHEREOF the parties have executed this Agreement by their duly authorized representatives.


Pearson Television Holdings, Inc.             Uproar Inc.

By:__________________________________         By:______________________________
Name:________________________________         Name:____________________________
Title:_________________________________       Title: __________________________
Date:_________________________________        Date: ___________________________

Pearson Television Limited

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________


Pearson Television North America, Inc.

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________


Pearson Television, Inc.

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________


Pearson Television Netherlands

By:____________________________________
Name:__________________________________
Title:_________________________________
Date:__________________________________

                                    EXHIBIT A


                            GAME PRODUCTION SCHEDULE

DEADLINE                                            DESCRIPTION
------------------------------------------------    -----------------------------------------------------------
First Broadcast of To Tell the Truth Gameshow on    To Tell the Truth Single Player Internet Version Launch (US
US syndication TV (est 30 September 2000            Version)

30th October 2000                                   To Tell the Truth Multi Player Internet Version Launch (US
                                                    Version)


28th February 2001                                  Match Game Multi Player Internet Version Launch (US Version)


1st January 2001                                    Family Fortunes Multi Player Internet Version Launch (UK
                                                    Version)

1st March 2001                                      To Tell the Truth Multi Player Internet Version Launch (UK
                                                    Version)

1st January 2001                                    100% Multi Player Internet Version Launch (UK Version)

1st June 2001                                       Blankety Blanks Multi Player Internet Version Launch (UK
                                                    Version)

                                    EXHIBIT B


                               THE LICENSED MARKS

                         FAMILY FEUD (U.S. Registration)
                                 FAMILY FORTUNES
                         MATCH GAME (U.S. Registration)
                             100% (U.S. Application)
                      TO TELL THE TRUTH (U.S. Registration)
                       BLANKETY BLANK (U.K. Registration)

                                    EXHIBIT C


                             UPROAR SERVER STANDARDS


1. UPROAR games are hosted on Servers capable of running the Internet Protocol, TCP/IP.

2. Servers are connected to the Internet 24 hours a day, seven days a week.

3. Internet connections will be only made via Internet Service Providers who can provide a minimum average uptime of 99%.

4. A Cisco Local Director or similar such device that provides multiple fail-over and load balancing is used to connect Servers to the Internet.

5. All Servers have either remote reboot or auto-reboot capabilities.

6. Player account information is stored on RAID-5 or similar redundant disk storage devices.

7. Servers are physically located in a facility with air conditioning and at least temporary back-up power.

                                    EXHIBIT D


Uproar (Holdings) Limited was not licensed to operate as a foreign corporation in any jurisdictions.

                                    EXHIBIT E

An Employee Stock Ownership Plan (the "Plan") was established by resolutions adopted by the Board of Directors of Uproar (Holdings) Limited on July 27, 1997. Pursuant to the Plan, up to 25,000 ordinary shares, par value (pound)1.00 each, of Uproar (Holdings) Limited could be issued. At the date of execution of the 1999 Agreement, no shares had been issued under the Plan, and one option to purchase 333 shares at an exercise price of (pound)66.00 was outstanding.

                                    EXHIBIT F


At the date of execution of the 1999 Agreement, Uproar (Holdings) Ltd. had the following subsidiaries:

1.       Uproar Services Limited (Ireland) - capitalization IR(pound)279, 365
2.       Uproar KFT. (Hungary) - capitalization HUF 2,000,000
3.       Uproar, Inc. (United States) - capitalization $100
4.       Uproar Limited (United Kingdom) - capitalization (pound)1000

                                    EXHIBIT G

                                                                   FAMILY FEUD                 100%                   BINGOBLITZ
---------------------------------------------------   ------------------------        -------------     ------------------------
Ad Imps                                                            407,782,266           60,408,489                  296,004,558
Percentage of Total Impressions                                            19%                   3%                          13%
Ad Clicks                                                            9,571,938            1,132,507                    2,711,041
Click Through Rate                                                       2.35%                1.87%                        0.92%
Average Time Spent in Game                            This data is not tracked        1,203 seconds     This data is not tracked
Unique Registered Users for the game                                   329,329              847,770                    1,042,844
Unique Registered Users for all games for the site*                    958,641            2,246,233                    2,246,233
Percentage of Total Active Reg Users                                    34.35%               37.74%                       46.43%